United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Commission File Number:  000-28881

                Oasis Entertainment's Fourth Movie Project, Inc.
             (Exact name of Registrant as specified in its charter)

Nevada                                                                76-0528600
(Jurisdiction  of  Incorporation)          (I.R.S. Employer  Identification No.)

24843  Del  Prado,  Suite  326  Dana  Point,  California                   92629
(Address of principal executive offices)                              (Zip Code)

Registrant's  telephone  number,  including  area  code:         (949)  487-7295


                      STOCK FOR SERVICES COMPENSATION PLAN
                              (Full Title of Plan)

                                 William Stocker
                                 attorney at law
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    phone (949) 487-7295  fax (949) 487-7285
                               (Agent for Service)
Dated:  September  24,  2001

                       CALCULATION OF REGISTRATION FEE (1)


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Title of    |   Amount to     |  Proposed       | Proposed       | Amount of   |
Securities  |   be Registered |  Maximum        | Maximum        | Registration|
To be       |                 |  Offering Price | Aggregate      | Fee         |
Registered  |                 |  Per Unit       | Offering Price |             |
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Common Stock|  6,000,000      |  $0.02          |  $120,000      |  $31.68     |
$0.001      |  shares         |  per share      |                |             |
Par Value   |                 |                 |                |             |
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1 The securities of the Issuer are presently listed for trading on the OTCBB (Over-The-Counter Bulletin Board). There is presently no active or liquid market for the shares of this Issuer. The price is determined accordingly at the mutually acceptable price of $0.02 per share, rather than at the nominal par value of $0.001.

                                     PART I

                                 Not applicable.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock (Common Stock) Registered under 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. William Stocker, Special Securities Counsel for the Issuer, is also one of the service providers, and has an interest in the securities requested to be issued.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

      NRS 78.7502 provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Exhibit 1 hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the STOCK FOR SERVICES COMPENSATION PLAN is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.02 per share for $120,000.00 of services performed.

     Exhibit 2 hereto is Oasis Entertainment's Fourth Movie Project, Inc.'s STOCK FOR SERVICES COMPENSATION PLAN

ITEM  9.  UNDERTAKINGS.  Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 24, 2001.


                Oasis Entertainment's Fourth Movie Project, Inc.

                                       by

                 /s/J. Dan Sifford          /s/Karl E. Rodriguez
                    J. Dan Sifford          Karl E. Rodriguez
                    President               Secretary/General Counsel
                    Director                Director

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                                    EXHIBIT 1

                               OPINION OF COUNSEL
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                                 LAW OFFICES OF
                                 William Stocker
phone (949) 487-7295     34190 Sepulveda Avenue Suite 200     fax (949) 487-7285
                            Capistrano Beach CA 92624

                               September 24, 2001
To  the  President  and  the
Board  of  Directors
Oasis  Entertainment's  Fourth  Movie  Project,  Inc.
24843  Del  Prado,  Suite  326
Dana  Point,  California  92629

                         re: Opinion of Special Counsel

Dear  President  &  Board  of  Directors:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $120,000.00 in the form of 6,000,000 shares of common stock to be registered thereby. It has been fully disclosed that I am General Counsel for Intrepid International, Ltd., some of whose personnel, including myself are service providers.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The STOCK FOR SERVICES COMPENSATION PLAN is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.02 per share for $120,000.00 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,


                              /s/William Stocker
                                 William Stocker
                           special securities counsel

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                                    EXHIBIT 2

                      STOCK FOR SERVICES COMPENSATION PLAN
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                      STOCK FOR SERVICES COMPENSATION PLAN

                OASIS ENTERTAINMENT'S FOURTH MOVIE PROJECT, INC.
                              A NEVADA  CORPORATION

THE  BOARD  OF  DIRECTORS  of  Oasis  Entertainment's Fourth Movie Project, Inc.
hereby adopts the following plan for compensation of service providers with common stock in lieu of cash. This Plan is adopted this date of September 1, 2001.

     A. REASONS FOR THIS PLAN. This Corporation requires the services of consultants and other various service providers to assist in the transition from development stage to operational stage of its corporate business, and further in the early operational stage with a view to achieving profitability; however, this Corporation does not enjoy the ability to provide cash compensation for all of its needs. It may be necessary, appropriate and desirable, from time to time, to offer shares of common stock to services providers, either initially, to secure necessary services, or later, to settle invoices and billings with stock in lieu of cash.

     B. THE PLAN. Accordingly, the Board of Directors of this Corporation may compensate actual service providers with common stock in lieu of cash, in accordance with the following provisions of this Plan, and this Plan is adopted as corporate policy, until and unless rescinded by the Board.

     1. REPORTING/NON-REPORTING STATUS. Different considerations apply to the reporting or non-reporting status of the Corporation at the time of any proposed issuance pursuant to this Plan. A "reporting company", as the term is used herein, means either one with a class of securities registered under Sections 12(b) or 12(g), and also includes a company which reports in accordance with
Section 15(d) of the Securities Exchange Act of 1934, and further, in any case, that such company is current in its annual and quarterly filing requirements, and is not at such time subject to Comments by the Staff of the Commission with respect to any such filing, or to any Registration Statement.

      (a) If this Corporation be a reporting company, the Board of Directors may elect to offer shares pursuant to Registration under the Securities Act of 1933, or pursuant to Section 4(2) of the 1933 Act, or other applicable exemption from registration, with such restriction on resale as required by law or rule of the Commission, or such greater restriction as may be agreed to by the parties.

      (b) If this Corporation be a non-reporting company, the Board of Directors shall offer shares only pursuant to Section 4(2) of the 1933 Act, as Restricted Securities and New Investment Shares, as defined by Rule 144(a). Offers or issuances pursuant to the exemption of Rule 701 are not within the scope of this Plan.

     2. REGISTRATION IF BY FORM S-8. In the event that shares are offered or issued pursuant to 1933 Act Registration, using From S-8 (or its equivalent as the Commission may from time to time provide, all requirements for the use of such form and procedure shall be observed and complied with; principally, among others:

            (i)  The  Corporation  shall  be  a  reporting  company;

            (ii) Shares shall be offered and/or issued only to natural persons; and

            (iii) Capital formation or fund raising activities shall not be included in the concept of actual services provided, within this Plan.


     3. NON-QUALIFIED PLAN. This Plan is qualified for any special tax treatment under the Internal Revenue Code of the United States, or elsewhere. Shares issued pursuant to this Plan shall be the equivalent of payment in cash for services.

     4. VALUATION OF SHARES. If a real and liquid market exists for the issuance of shares, on any public trading medium or exchange, the shares shall be valued in reasonable relation to the market price at which the shares could be sold. If no public market exists for the shares offered or issued, or if only a technical but inactive or illiquid market exits, the reasonable value of the shares shall be determined by actual commercial conditions for private transactions in shares that cannot be resold in brokerage transactions.

     5. FULL COMPLIANCE. Nothing contained herein shall authorize, and notwithstanding anything contained herein shall be deemed to authorize, anything other than full compliance with all securities laws and regulations, as in force and effect at the time of any offer or issuance of securities.


     C. EXECUTION. This Plan is now signed by all of the Directors of this Corporation, on behalf of the Corporation, attesting to the adoption of this Plan.


                Oasis Entertainment's Fourth Movie Project, Inc.

                                       by

                 /s/J. Dan Sifford          /s/Karl E. Rodriguez
                    J. Dan Sifford          Karl E. Rodriguez
                    President               Secretary/General Counsel
                    Director                Director